EX 99.28(g)(1)(xiv)

Amendment
 To Master Global Custody Agreement Between
The Customer and J.P. Morgan Chase Bank, N.A.

This Amendment to the Master Global Custody Agreement dated March 24, 2011, as amended (the “Agreement”), among Curian Series Trust and Jackson Variable Series Trust (formerly known as Curian Variable Series Trust), each on behalf of certain respective series thereof, severally and not jointly, and JPMorgan Chase Bank, National Association (“Custodian”).

Whereas, the Parties wish to amend and replace Schedule 7 of the Agreement.

Now, Therefore, the Parties agree to amend the Agreement as follows:

1.	Schedule 7 of the Agreement is hereby deleted and replaced with the new Schedule 7 attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.
In Witness Whereof, the parties hereto have caused this Amendment to be executed as of this 19th day of June 2015, effective July 1, 2015.

Jackson Variable Series Trust Curian Series Trust		JPMorgan Chase Bank, N.A.

By:	/s/Kelly L. Crosser	By:	/s/ Paul Larkin
Name:	Kelly L. Crosser	Name:	Paul Larkin
Title:	Assistant Secretary	Title:	Executive Director

Schedule 7 – Custody Fees
[OMITTED]